Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,

Investor Relations (818) 223-7548

Ryland Elects New Member of Board of Directors

CALABASAS, Calif. (May 4, 2009) — The Ryland Group, Inc. (NYSE: RYL) today announced the election of Larry T. Nicholson, who is currently president of Ryland, to its board of directors.

“Larry’s vast experience in the homebuilding industry combined with his years at Ryland will be a great complement to the talent and expertise of our current board members,” said Chad Dreier, chairman and CEO, The Ryland Group.

Mr. Nicholson joined Ryland in 1996 as a vice president of operations and subsequently ran the Greenville, S.C. and Orlando divisions before his promotion to Southeast region president in 2004.  He was promoted to chief operating officer in June 2007 and president in September 2008.

Effective May 29, 2009, Mr. Nicholson will begin his new role as chief executive officer of Ryland.  He will succeed R. Chad Dreier, who is retiring May 29, 2009 as CEO.  Mr. Dreier will continue in his role as chairman of the board.

In addition to Mr. Dreier, other members of Ryland’s board of directors include:  Leslie M. Frécon, president and CEO, LFE Capital, LLC; Roland Hernandez, former chairman and CEO of Telemundo Group, Inc.; William L. Jews, former president and CEO of CareFirst BlueCross BlueShield, Inc.; Ned Mansour, former president of Mattel, Inc.; Robert Mellor, chairman, president and CEO of Building Materials Holding Corporation; Norman J. Metcalfe, private investor and former vice chairman and chief financial officer of The Irvine Company; Charlotte St. Martin, executive director, League of American Theatres and Producers.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 235,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

# # #